February 28, 2014

To:	Citigroup Commercial Securities, Inc., as Depositor
Deutsche Bank Trust Company Americas, as Trustee, Certificate Administrator and Paying Agent
Wells Fargo Bank, National Association, as Master Servicer

2013 Annual Statement of Servicer Compliance (Item 1123)

Pooling and Servicing Agreement (the “Pooling and Servicing Agreement”) dated as of December 1, 2011 by and among Citigroup Commercial Mortgage Securities, Inc. as Depositor, Wells Fargo Bank, National Association as Master Servicer, Rialto Capital Advisors, LLC as successor Special Servicer to Midland Loan Services, A Division of PNC Bank, National Association, Deutsche Bank Trust Company Americas as Trustee, Certificate Administrator, Paying Agent and Custodian, and Trimont Real Estate Advisors, Inc. as Operating Advisor, as amended, relating to the UBS-Citigroup Commercial Mortgage Trust 2011-C1 Commercial Mortgage Pass-Through Certificates, Series 2011-C1 (UBS-Citigroup 2011-C1).

The undersigned, a duly authorized officer of Rialto Capital Advisors, LLC, as special servicer (the “Special Servicer”) herein certifies to the following:

1.	All servicing activities and performance of such servicing activities under the Pooling and Servicing Agreement are performed on behalf of the Special Servicer.

2.	A review of the servicing activities and performance by the Special Servicer for the period of August 30, 2013 to December 31, 2013 (the “Reporting Period”) in accordance with the Pooling and Servicing Agreement has been conducted under my supervision.

3.	To the best of my knowledge, the Special Servicer has fulfilled all of its obligations under the terms of the Pooling and Servicing Agreement, in all material respects for the Reporting Period and if there has been a failure to fulfill any such obligations in any material respect, each failure and the nature and status thereof has been specifically identified herewith.

Certified by:	/s/ Adam Singer	Date: February 28, 2014
Adam Singer
Vice President